Exhibit 5.1
June 23, 2009
Superconductor Technologies Inc.
460 Ward Drive
Santa Barbara, California 93111-2310
Re:	Registration Statement on Form S-3 Issuance of 3,752,005 Shares of Common Stock
Ladies and Gentlemen:
          We have acted as legal counsel to Superconductor Technologies Inc., a Delaware corporation (the “Company”) in connection with the proposed issuance of up to 3,752,005 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company. The Shares are included in a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2007 and amended by Amendment No.1 to Form S-3 filed with the Commission on February 12, 2008 (Registration No. 333-148115) (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
          We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof, the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the form of Common Stock Purchase Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed June 23, 2009, against the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
     We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the General Corporation Law
11355 West Olympic Boulevard, Los Angeles, California 90064-1614 Telephone: 310.312.4000 Fax: 310.312.4224
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Superconductor Technologies Inc.
June 23, 2009

of the State of Delaware. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.
     This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.
     We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and the prospectus supplement relating to the Shares, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed June 23, 2008. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.
Very truly yours,
/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP